Exhibit 5.1

Loeb & Loeb LLP 345 Park Avenue New York, NY 10154-1895	Main Fax	212.407.4000 212.407.4990

March 19, 2026

Papa Medical Inc.

202 North California Ave

City of Industry, CA 91744

Re: Registration Statement on Form S-1 (File No. 333-291803)

Ladies and Gentlemen:

We have acted as counsel to Papa Medical Inc., a Delaware corporation (the “Company”), in connection with its filing of the Registration Statement on Form S-1 (File No. 333-291803), as amended prior to being declared effective (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission. The Registration Statement relates to up to 4,312,500 shares (the “Shares”) of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), including up to 562,500 Shares that may be sold by the Company pursuant to the exercise of the underwriters’ option to purchase shares of Common Stock to cover over-allotments, pursuant to an underwriting agreement to be entered into between and among the Company and the underwriters named therein (the “Underwriting Agreement”).

In connection with this opinion letter, we have examined (i) the Registration Statement, (ii) originals, or copies, certified or otherwise identified to our satisfaction of the form of the Company’s Certificate of Incorporation, as amended, and Bylaws, each in the form filed as an exhibit to the Registration Statement, (iii) the Underwriting Agreement, in the form filed as an exhibit to the Registration Statement, (iv) the resolutions and other actions of the Company’s board of directors that authorize and provide for the filing of the Registration Statement, the execution of the Underwriting Agreement, and the offer and sale of the Shares (the “Board Resolutions”), and (viii) such other documents, records and instruments as we have deemed appropriate for purposes of the opinion set forth herein. We have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company as to questions of fact material to this opinion.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile, or photo static copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and sold against receipt of the purchase price therefor in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

The opinions we express herein are limited to matters involving the Delaware General Corporation Law.

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A limited liability partnership including professional corporations

Papa Medical Inc. Page 2

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Loeb & Loeb LLP
Loeb & Loeb LLP